Exhibit 99.1

Bank of the Ozarks Assumes Deposits and Purchases Assets of

Chestatee State Bank

LITTLE ROCK, Arkansas – Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today that its wholly-owned bank subsidiary, Bank of the Ozarks, has entered into a purchase and assumption agreement including loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase substantially all of the assets and to assume all of the deposits and certain other liabilities of Chestatee State Bank of Dawsonville, Georgia.

All former Chestatee State Bank locations will open at normal banking hours on Saturday, December 18, 2010 as Bank of the Ozarks locations and all former Chestatee State Bank customers will be able to conduct banking business as usual. Bank of the Ozarks will provide banking services to the holders of more than 13,000 former Chestatee State Bank loan and deposit accounts.

“We are proud of our 107-year tradition of strong and prudent banking practices, and we are ready to deliver the best in friendly, hometown service supported by state-of-the-art technology to our new customers,” said George Gleason, Bank of the Ozarks Chairman and Chief Executive Officer. “Our new customers can rest assured that their deposits are safe and accessible.”

As a result of this agreement, Bank of the Ozarks expands its banking footprint in Georgia to ten offices. Bank of the Ozarks previously acquired five north Georgia banking offices in March, 2010 and a Savannah, Georgia office in July, 2010. Chestatee State Bank operated four banking offices in north central Georgia including offices in Dawsonville (2), Cumming and Marble Hill.

“We are pleased to expand our presence in Georgia,” commented Gleason. “Our hallmark personal service and tradition of banking excellence will be extended to our new customers in these new Georgia communities.”

In this transaction, Bank of the Ozarks assumed approximately $240 million in deposits and acquired approximately $240 million in assets including approximately $170 million of loans, approximately $30 million of other real estate owned and approximately $15 million of investment securities. Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse Bank of the Ozarks for 80% of the losses it incurs on the disposition of covered loans and foreclosed real estate. The net assets were purchased from the FDIC at a discount of $34.8 million. No deposit premium was paid. The valuation and purchase price of acquired assets and liabilities will be finally determined upon completion of appropriate valuation processes.

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Bank of the Ozarks, Inc. has a long history of strong earnings, healthy capital and excellent asset quality; it achieved its ninth consecutive year of record net income in 2009. This is the bank’s fourth FDIC-assisted transaction in 2010 and the transaction is expected to be accretive to net income, diluted earnings per common share and book value per common share.

Bank of the Ozarks, Inc. is a bank holding company with $3.2 billion in total assets as of September 30, 2010 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 91 offices including banking offices in Arkansas (66), Georgia (10 including the four just acquired), Texas (7), Florida (4), Alabama (1), North Carolina (1), South Carolina (1), and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

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